Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 14, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in AngioDynamics, Inc's Annual Report on Form 10-K for the year ended May 31, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Albany, NY
August 15, 2013